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Exhibit 23

Independent Auditors' Consent

The Partners
Duke Realty Limited Partnership:

We consent to incorporation by reference in the registration statement No. 333-100571 on Form S-3 of Duke Realty Limited Partnership of our audit report dated January 29, 2003, except as to note 14, which is as of September 5, 2003, with respect to the consolidated balance sheets and financial statement schedule of Duke Realty Limited Partnership and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, cash flows and partners' equity for each of the years in the three-year period ended December 31, 2002.

/s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
September 5, 2003

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  Exhibit 23
Independent Auditors' Consent